EXHIBIT 10h

         STOCK EQUIVALENT PLAN FOR OUTSIDE DIRECTORS OF
                        C. R. BARD, INC.
                  (Effective January 1, 1997)

1. Purpose. The purpose of the Stock Equivalent Plan for Outside Directors of C. R. Bard, Inc. (the "Plan") is to provide C. R. Bard, Inc. (the "Company") with a means of attracting and retaining as Outside Directors persons whose abilities, experience and judgment can contribute to the Company's continued progress, and of retaining their continuing counsel following retirement from the Board of Directors. The Plan is intended to be an unfunded plan maintained for the purpose of providing deferred compensation for Outside Directors, and as such is exempt from the Employee Retirement Income Security Act of 1974.

    2. Definitions.   Except as otherwise specified, or as the
context may otherwise require, the following terms have the meanings indicated below for all Plan purposes of the Plan:

    (a) "Account" means a book account maintained by the Committee to disclosure the interest of each Participant under the Plan.

    (b) "Annual Retainer" means the annual amount, exclusive of any Meeting Fees, received by an Outside Director as may from time to time be set by the Board of Directors.

    (c)  "Board of Directors"   means the Board of Directors of the
Company.

    (d) "Change of Control" means a change of control of the nature that would be required to be reported in response to Item 1(a) of the Current Report on Form 8-K as in effect on the Effective Date pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934 (the "Exchange Act"), provided that, without limitation, a "Change of Control" shall be deemed to have occurred if (i) at any time after the Effective Date the beneficial ownership by any "person, 11 as def ined in clause (A) of this section, of capital stock of the Company, the voting power of which constitutes 20% or more of the general voting power of all of the Company's outstanding capital, or (ii) individuals who, as of the Effective Date, constitute the Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors, provided that any person becoming a Director of the Company subsequent to the date hereof whose election or nomination for election by the Company's shareholders was approved by a vote of at least three-quarters of the Directors comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company, pursuant to Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for

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purposes of this Plan, considered as though such person were a member of the Incumbent Board. No sale to underwriters or private placement of its capital stock by the Company, nor any acquisition by the Company, through merger, purchase of assets or otherwise, effected in whole or in part by issuance or reissuance of shares of its capital stock, shall constitute a Change of Control. For purposes of this definition of "Change of Control," the following definitions and rules shall be applicable:

       (A) The term "person" shall mean any individual, group, corporation or other entity.

       (B) Any person shall be deemed to be the beneficial owner of any shares of capital stock of the Company:

         (1) which that person owns directly, whether or not of record, or

         (2) which that person has the right to acquire pursuant to any agreement or understanding or upon exercise of conversion rights, warrants, or options, or otherwise, or

         (3) which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (B) above), by an "affiliate" or "associate" (as defined pursuant to Rule 12b-2 under the Exchange Act) of that person or

         (4) which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (B) above), by any other person with which that person or his "affiliate" or "associate" (defined as aforesaid) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of capital stock of the Company.

       (C) The outstanding shares of capital stock of the Company shall include shares deemed owned through application of clauses
(B)(2), (3) and (4), above, but shall not include any other shares which may be issuable pursuant to any agreement or upon exercise of conversion rights, warrants or options, or otherwise, but which are not actually outstanding.

       (D) Shares of capital stock, if any, held by The Chase Manhattan Bank N.A. under the Indenture and the Escrow Agreement dated as of November 1. 1971 between International Paper Company and said Bank shall not be deemed owned by International Paper Company or by said Bank for purposes of this Plan, so long as they are held by said Bank under said Escrow Agreement, but said shares shall be deemed outstanding for the purpose of determining the aggregate number of outstanding shares of capital stock of the Company.

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         (e)  "Committee" means the Policy, Procedures and
Organization Committee of the Board of Directors.

         (f)  "Company Stock"   means the common stock, par value
$.25 per share, of the Company.

         (g)  "Effective Date"  means January 1, 1997.

         (h) "Fair Market Value" means the average of the highest and lowest selling prices of Company Stock as listed on the New
York Stock Exchange on a given date.

         (i) "Meeting Fee" means the fee paid to an Outside Director for attendance at each meeting of the Board of Directors and each meeting of any Committee of the Board of Directors, but shall not include the additional fee paid to a Committee Chairman.

         (j) "Outside Director" means a member of the Board of Directors who is not also an employee of the Company.

         (k) "Outside Director Fee" means an amount equal to the amount of the Annual Retainer received by an Outside Director at the time his Service terminates, plus 12 times the amount of the Meeting Fee received by the Outside Director at the time his service terminates.

         (l) "Participant" means an Outside Director who has fulfilled the eligibility requirements of Section 3 and whose distributable interest under the Plan has not been fully paid, forfeited or cancelled.

         (m)  "Plan"  means the Stock Equivalent Plan for Outside
Directors of C. R. Bard, Inc.

         (n) "Service" means the number of years that the Outside Director serves on the Board of Directors, commencing on the date of his election as an Outside Director and ending on the date of his termination as an Outside Director. With regard to an outside Director who is a former Chief Executive Officer of the Company, "Service" means the number of years served as a member of the Board of Directors, commencing on the date of his election as a Director and ending on his termination as an Outside Director. For purposes of determining Service, a partial year shall be rounded up to a full year.

         (o)  "Unit"  means a share equivalent under the Plan.

    3. Eligibility. Each Outside Director who serves on the Board on or after the Effective Date shall become a Participant on the later of (a) the date his Service [as an Outside Director] commences or (b) the Effective Date, except that no Outside

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Director except a former Chief Executive Officer of the Company shall become a Participant if he is a participant or former participant under the Employees' Retirement Plan of C. R. Bard,
Inc.

    4. Grant of Stock Equivalents.

         (a) Effective each December 31 after the Effective Date, the Committee shall grant each Participant a number of Units determined by: (i) adding (A) the Annual Retainer in effect on such date plus
(B) the Meeting Fee on such date multiplied by 12; then (ii)
dividing by the Fair Market Value of Company Stock on the date of grant of such Units.

         (b) The Committee shall maintain an Account for each Participant in which Units shall be entered when granted. The
Committee shall furnish annually to each Participant a statement of his Account.

    5. Grandfathered Benefits Under Prior Plan. Each Participant who was participating in the Retirement Plan for Outside Directors of C. R. Bard, Inc. (the "Prior Plan") on December 31, 1996 shall, prior to January 15, 1997, elect one of the following options with respect to his benefits under the Prior Plan:

         Option 1: An amount shall be added to the Participant's
Account at his termination of Service equal to (a) the Outside
Director Fee multiplied by (b) the Participant's Service as of December 31, 1996; or

         Option 2: As soon as practicable following the Effective
Date, the Participant shall be granted the number of Units determined by (a) multiplying the Participant's Service on December 31, 1996 by $39,400, then (b) dividing the result by the Fair
Market Value of Company Stock on January 2, 1997.

An election under this section shall be made by giving written notice to the Committee in a form acceptable to the Committee, and shall be irrevocable. If a Participant does not make an election as required under this section, he shall be deemed to have elected Option 1.

    6. Vesting. A Participant shall be vested in the balance in his Account based on his Service at termination as an outside
Director according to the following schedule:

    Service at Termination        Vested Percentage
    Less than 5 years                  0%
    5 years or more                    100%

         Notwithstanding the foregoing provisions of this section, each Participant shall be 100% vested in the balance in his Account upon the effective date of a Change of Control.

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    7. Determination of Distributable Interest. A Participant's
distributable interest under the Plan shall be determined on the date of his termination of Service, and shall be calculated by (a) multiplying the number of Units in his Account by (b) the average closing price for Company Stock as listed on the New York Stock Exchange during the six-month period immediately preceding such termination date, then (c) adding to the result the amount determined under Option 1 of Section 5 (if applicable), then (d) multiplying the result by the Participant's vested percentage determined under Section 6. Any balance in a Participant's Account which is not vested on the date of his termination of service shall be forfeited.

    8. Form and Time of Payments.

         (a) Unless a Participant elects a lump sum payment pursuant to Section 8 (b) , payment of his distributable interest will be made in equal quarterly installments for a period of years equal to the number of years of his Service, commencing as of the first day of the calendar quarter next following the later of (i) the date the Participant terminates Service or (ii) the date the Participant attains age 55.

         (b) A Participant may make an irrevocable election to receive his distributable interest under the Plan in a lump sum. Such an election must be made in writing and delivered to the Committee prior to the Participant's termination of Service. The lump sum value of a Participant's distributable interest shall be the present value of the installment payments provided for in
Section 8(a), determined using the applicable interest rate prescribed under Section 417(e) (3) of the Internal Revenue Code of 1986, as amended, for the date of the Participant's termination of Service.

         (c)  All payments under the Plan shall be made in cash.

    9. Increases in outside Director Fees. If the Annual Retainer and/or Meeting Fees are increased to an amount higher than that in effect as of the date an Outside Director ceased his

Service, the Committee may, in its sole discretion, prospectively increase the amount of Outside Director Fees to be paid, or then being paid, to a retired Outside Director.

    10.  Death Benefits.

         (a) If a Participant dies on or after the date payment of his distributable interest under the Plan is made or commences, his surviving spouse shall receive his remaining distributable interest under the Plan in the manner determined under Section 8.

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         (b)  If a Participant dies prior to the date payment of his distributable interest under the Plan is made or commences, his surviving spouse shall receive the payment or payments, if any, the Participant would have received had he terminated Service on the date of his death.

         (c) If a Participant is not married on the date of his death, his distributable interest, if any, under the Plan shall be cancelled and no further amount shall be payable with respect to him under the Plan. If the surviving spouse of a deceased Participant dies before the Participant's entire distributable interest under the Plan is paid, the remaining distributable interest of the Participant shall be cancelled and no further amount shall be payable with respect to him under the Plan.

    11. Removal for Cause. Not-withstanding anything to the contrary contained in the Plan, if a Participant is removed as an Outside Director for Cause, as determined by the Board of Directors, his entire Account balance shall be forfeited. For purposes of this provision, "Cause" shall mean any act or omission
(a) in breach of the Outside Director's duty of loyalty to the Company or its shareholders, (b) not in good faith or involving a knowing violation of law, or (c) resulting in receipt by the Outside Director of an improper personal benefit.

    12. Obligations of Retired Outside Directors. Notwithstanding anything to the contrary contained in this Plan, payments under the Plan shall commence, and continue to be paid, only if the Outside Director remains available to provide advice and counsel to the Company, and does not engage in business activity with other firms which the Board of Directors determines is competitive to the Company's interests following his termination of Service; provided, however, that the obligations of this section do not apply after the effective date of a Change of Control or after a Participant's death.

    13. Adjustments to Units. In the event of (a) a reorganization, recapitalization, stock split, stock dividend, combination of shares, rights offering, merger, consolidation or other like change in the corporate structure or capital stock of the Company, (b) changes in generally accepted principles of accounting, (c) an extraordinary, nonrecurring event, such as a merger or sale or purchase of assets, resulting in an adjustment to the net book value of a share of Company Stock which, in the opinion of the Committee, inequitably affects the value of a Unit, or (d) a Change of Control, the Committee shall have the power and authority to make such adjustment, as it may deem appropriate, in the number of Units then credited to a Participant's Account or in the net book value in order to preserve for each Participant rights substantially proprortionate to such Participants' rights existing prior to such event, provided however that in the event of a Change of Control in no

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event shall the net book value be an amount less than the net book value immediately preceding the Change of Control.

    14.  Administration.   The Plan shall be administered by the
Committee. Except as otherwise specified in the Plan, the Committee shall have discretionary and exclusive power to make final determinations of eligibility for benefits, to construe the terms of the Plan, and to make final determinations of all questions of fact under the Plan, and any such construction or determination shall be conclusive and binding on all persons interested in the Plan.

    15. Unfunded Plan. The Plan is unfunded, and all benefits payable hereunder shall be provided from the general assets of the Company. The Company shall not be required to reserve, or otherwise set aside, funds for the payment of its obligations hereunder.

    16. Amendment and Termination. The Board of Directors reserves the right, at any time and from time to time, to alter, amend or terminate this Plan an whole or in part; provided, however, that no such action may reduce or eliminate the vested Account balance of any Participant.

    17. Arbitration. The parties agree that any dispute or claim concerning this Plan or the terms thereof, including whether such dispute or claim is arbitrable, will be settled by arbitration. The arbitration proceedings shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association in effect at the time a demand for arbitration under the rules is made. Either party shall make a demand for arbitration by giving a demand in writing to the other party.

The parties may agree upon one arbitrator, but in the event that they cannot agree, there shall be three, one named in writing by each of the parties and a third chosen by the two arbitrators. Should either party refuse or neglect to join in the appointment of the arbitrator(s) or to furnish the arbitrator(s) with any papers or information demanded, the arbitrator(s) are empowered by both parties to proceed ex parte. The arbitrators shall be persons who have a minimum of five years' experience in resolving pension trust disputes during the ten years immediately preceding the dispute.

Arbitration shall take place in the Borough of New Providence, State of New Jersey, and the hearing before the arbitrator(s) of the matter to be arbitrated shall be at the time and place within said Borough as is selected by the arbitrator(s).

At the hearing, any relevant evidence may be presented by either party, and the formal rules of evidence and discovery applicable to judicial proceedings shall not be applicable. Evidence may be

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admitted or excluded in the sole discretion of the arbitrator(s).
Said arbitrator(s) shall hear and determine the matter and shall execute and acknowledge their binding award in writing and cause a copy thereof to be delivered to each of the parties.

The decision of the arbitrator(s) including determination of amount of any damages suffered shall be exclusive, final and binding upon both parties, their heirs, executors, administrators, successors, and assigns.

A judgment confirming the award of the arbitrator(s) may be rendered by any court having jurisdiction; or such court may vacate, modify, or correct the award in accordance with the prevailing laws of the State of New Jersey.

The costs of such arbitration shall be borne by the Company.

To the extent that any language contained in this arbitration clause shall be inconsistent with any provision of NJS 2A:24-1 et seq. or any provision of the Commercial Arbitration Rules referred to herein, it is the intention of the parties hereto that the subsequent inconsistent provision of this clause shall control.

Notwithstanding anything contrary in this Plan, this section is in no way an attempt to limit discovery which shall be at the sole discretion and prior approval of the arbitrator(s) and his (their) rulings on discovery shall be binding; however, he (they) is (are) to be guided by the most expeditious manner in resolving disputes under this Plan.

    18. Attorneys' Fees. In the event that the outside Director shall be the prevailing party in any arbitration or any action at law or in equity to enforce an arbitration award, the Company shall pay the Outside Director all costs, expenses and reasonable attorneys' fees incurred therein by such outside Director including, without limitation, such costs, expenses and fees on any appeals.

    19.  Miscellaneous.

         (a) Nothing herein contained shall be deemed to give any Outside Director the right to be retained as a Director nor shall it interfere with the Outside Director's right to terminate his directorship at any time.

         (b) No benefit payable hereunder shall be subject to alienation or assignment.

         (c) The retirement benefits herein contained are in addition to any other award, arrangement, contract or benefits,

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if any, that any Outside Director may have by virtue of service for the Company, unless and to the extent that any such other award, arrangement, contract or benefit provides otherwise.

    20. Notices. Any notice required to be given hereunder shall be deemed given when delivered by in-hand delivery or mailed by certified mail, return receipt requested, postage prepaid, to the Participant at his last address on file with the Company, and to the Committee as follows:

              c/o C. R. Bard, Inc.
              730 Central Avenue
              Murray Hill, NJ 07974
              Attention: Mr. Donald J. Maddi

    21. Governing Law. This Plan shall be construed according to the laws of the State of New Jersey.

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